Exhibit 10.12

November 29, 2017

Dear David:

Bolt is pleased to offer you a position with Bolt Biotherapeutics, Inc. (the “Company”), as its Senior Vice President of Research. If you decide to join us, you will receive an annualized salary of two hundred fifty thousand dollars ($250,000) (equivalent to twenty thousand eight hundred thirty-three dollars ($20,833) monthly) which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible to receive an annual target bonus of up to 25% of your then effective base salary (pro-rated for a partial year based upon your actual start date with Bolt), subject to your satisfaction of the Milestones (as defined below) and your being employed both as of December 31st of the applicable year and at the time of payment of any such bonus. As an employee, you will also be eligible to receive certain employee benefits. You should note that the Company may modify job titles, salaries, annual target bonus, benefits, reporting relationships and other terms of employment from time to time as it deems necessary or useful. “Milestones” means certain annual performance milestones and/or objectives as agreed by and between you and the Company on an annual basis and corporate goals outlined in the company’s performance incentive program.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase four hundred fifty-two thousand (452,000) shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. One Quarter (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

As further incentive for you to join the Company, you will receive an up-front cash bonus payment of one-hundred thousand dollars ($100,000.00) (“Sign-on Bonus”) within 30 days of starting employment with Bolt. You agree that in the event your employment with the Company terminates either voluntarily or for Cause, during the first year following your effective date of hire, 100% of the Sign-on Bonus will be immediately repayable to the Company. The Company reserves the right to hold final pay in lieu of final repayment of the amount due. Repayment must be made on or before the last day of employment with the Company. In the event your employment is terminated by the Company for a reason other than for cause, your obligation to repay the Sign-on Bonus shall lapse. You agree that the Company may deduct any Sign-on Bonus amounts you may owe the Company from any sums the Company owes you including, but not limited to, wages, bonuses, sick and vacation pay, prior to payment of such sums to you.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least four weeks notice.

The Company may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and Authorization for important disclosures and a written authorization form.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be December 1, 2017. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by October 23, 2017. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you.

We look forward to your favorable reply and to working with you at Bolt Biotherapeutics, Inc.

Sincerely,

/s/ Grant Yonehiro
Grant Yonehiro
Chief Business Officer

Agreed to and accepted:

Signature:	/s/ David Dornan

Printed Name:	David Dornan

Date:	11/29/2017

Enclosures

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Notice to Employee / Nonexempt Employees (California Labor Code section 2810.5) available at: http://www.dir.ca.gov/dlse/LC_2810.5_Notice.pdf

Background and Credit Check Disclosure and Authorization

Summary of Rights Under Federal and California Law

Bolt Biotherapeutics, Inc.

Background Check Disclosure and Authorization

I hereby authorize Bolt Biotherapeutics, Inc. (the “Company”) and/or any credit reporting agency or investigative consumer reporting agency directed by the Company to obtain my “consumer report” as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681a, and/or “investigative consumer report” as defined by the FCRA, 15 U.S.C. § 1681a, and California Civil Code § 1786.2(c). I understand that a consumer report and/or investigative consumer report may be used for employment purposes, and that such a report includes information gathered by a reporting agency as to my character, general reputation, personal characteristics, or mode of living. I understand that this consumer report or investigative consumer report may include inquiries regarding my work history, court records, including criminal conviction record, as permitted by law, driving record, and references obtained from neighbors, friends and personal and professional associates. I understand that this report may also include an investigation of whether I violated any employment law.

I hereby authorize all previous employers, educational institutions, consumer reporting agencies and other persons or entities having information about me to provide such information to the Company or such other entity that obtains information for the Company. I further fully release the Company, its employees, officers, directors, investors, agents, administrators, affiliates, divisions and predecessors and successor corporations, and all other parties involved in conducting this background investigation, including but not limited to investigators, credit agencies and those companies or individuals who provide information to the Company concerning me, from any liability whatsoever related to the process or results of the background investigation and waive any such claims.

I understand that I may receive a free copy of any consumer report about me procured by the Company.

I understand that I have the right, upon written request to the Company made within a reasonable period of time (not to exceed 30 days) after receipt of this notice to receive a written disclosure of the nature and scope of any investigation.

If a consumer investigative report is obtained and an adverse decision is made affecting my employment, the Company will provide to me, before making the adverse decision, a copy of the investigative consumer report and a description in writing of my rights under the Fair Credit Reporting Act.

Pursuant to California Civil Code section 1786.22, I may view the file maintained on me by the consumer reporting agency named above during normal business hours. I may also obtain a copy of this file upon submitting proper identification and paying the costs of duplication services, by appearing at the Consumer reporting agency in person, by mail, or by telephone. The agency is required to have personnel available to explain my file to me and the agency must explain to me any coded information appearing in my file. If I appear in person, a person of my choice may accompany me, provided this person furnishes proper identification.

I UNDERSTAND THAT THIS AUTHORIZATION IS NOT AN OFFER FOR EMPLOYMENT BY THE COMPANY OR A CONTRACT FOR EMPLOYMENT WITH THE COMPANY. I FURTHER UNDERSTAND THAT IF OFFERED EMPLOYMENT THAT SUCH EMPLOYMENT SHALL BE AT-WILL AND THAT THIS AUTHORIZATION DOES NOT ALTER THE AT-WILL NATURE OF MY EMPLOYMENT IN ANY MANNER WHATSOEVER.

I have received, read and understand this disclosure regarding the Company’s procurement of consumer reports. I acknowledge that a fax or copy of this Disclosure and Authorization bearing my signature shall be as valid as the original. This Disclosure and Authorization is valid for any consumer report or investigative consumer report requested at any time during the tenure of my potential employment. This release is valid for all federal, state, county and local agencies and authorities. I acknowledge that I have received a copy of the Summary of Rights pursuant to the Fair Credit Reporting Act.

11/29/2017	/s/ David Dornan
(Date)	(Applicant Signature)

David Dornan
Social Security Number	(Print Name)

☐	By checking this box. I request to receive a copy of the investigative consumer report obtained by the Company. This report will be provided to me without charge.

A Summary of Your Rights

Under California and Federal Law

The federal Fair Credit Reporting Act (FCRA) and its California counterpart are designed to promote accuracy, fairness, and privacy of information in the files of every “consumer reporting agency” (CRA). There are many types of CRAs, including credit bureaus and specialty agencies (such as agencies that sell information about check writing histories, medical records, and rental history records). The FCRA gives you specific rights, as outlined below. You may have additional rights under state law. The text of California’s Consumer Credit Reporting Agencies Act is located at California Civil Code §1785 et seq., and the Investigative Consumer Reporting Agencies is located at California Civil Code §1786 et seq. You may contact a state or local consumer protection agency or a state attorney general to learn those rights. Here is a summary of your major rights under the FCRA. For more information, including information about additional rights, go to www.ftc.gov/credit or write to: Consumer Response Center, Room 130-A, Federal Trade Commission, 600 Pennsylvania Avenue N.W., Washington, D.C. 20580.

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You must be told if information in your file has been used against you. Anyone who uses information from a CRA to deny your application for credit, insurance, or employment — or to take another adverse action against you — must tell you, and give you the name, address, and phone number of the CRA that provided the information.

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You have the right to know what is in your file. You may request and obtain all the information about you in the files of a consumer reporting agency (your “file disclosure”). You will be required to provide proper identification, which may include your Social Security number. In many cases, the disclosure will be free. You are entitled to a free file disclosure if:

•	A person has taken adverse action against you because of information in your credit report;

•	You are the victim of identity theft and place a fraud alert in your file;

•	Your file contains inaccurate information as a result of fraud;

•	You are on public assistance;

•	You are unemployed but expect to apply for employment within 60 days.

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You have the right to ask for a credit score. Credit scores are numerical summaries of your credit-worthiness based on information from credit bureaus. You may request a credit score from CRAs that create scores or distribute scores used in residential real property loans, but you will have to pay for it. In some mortgage transactions, you will receive credit score information for free from the mortgage lender.

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You can dispute incomplete or inaccurate information with the CRA. If you identify information in your file that is incomplete or inaccurate, and report it to the CRA, the CRA must investigate unless your dispute is frivolous. See www.ftc.gov/credit for an explanation of dispute procedures.

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CRAs must correct or delete inaccurate, incomplete or unverifiable information. Inaccurate, incomplete or unverified information must be removed or corrected, usually within 30 days. However, a CRA may continue to report information it has verified as accurate.

•	CRAs may not report outdated negative information. In most cases, a CRA may not report negative information that is more than seven years old, or bankruptcies that are more than ten years old.

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Access to your file is limited. A CRA may provide information about you only to people with a need recognized by the FCRA — usually to consider an application with a creditor, insurer, employer, landlord, or other business. The FCRA specifies those with a valid need for access.

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You must give your consent for reports to be provided to employers. A CRA may not give out information about you to your employer, or a potential employer, without your written consent given to the employer. A CRA may not report medical information about you to creditors, insurers, or employers without your permission. Written consent generally is not required in the trucking industry. For more information, go to www.ftc.gov/credit.

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You may limit “prescreened” offers of credit and insurance you get based on information in your credit report. Unsolicited “prescreened” offers for credit and insurance must include a toll-free number you can call if you choose to remove your name and address from the lists these offers are based on. You may opt-out with the nationwide credit bureaus at 1-888-5-OPTOUT (1-888-567-8688).

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You may seek damages from violators. If a CRA, a user or (in some cases) a user of consumer reports or a furnisher of information to a consumer reporting agency, violates the FCRA, you may be able to sue in state or federal court.

•	Identity theft victims and active duty military personnel have additional rights. For more information visit www.ftc.gov/credit.

The FCRA gives several different federal agencies authority to enforce the FCRA:

TYPE OF BUSINESS:	CONTACT:
CRAs, creditors and others not listed below	Federal Trade Commission: Consumer Response Center – FCRA Washington, DC 2058	1-877-382-4357 (Toll-Free)
National banks, federal branches/agencies of foreign banks (word “National” or initials “N.A.” appear in or after bank’s name)	Office of the Comptroller of the Currency Compliance Management, Mail Stop 6-6 Washington, DC 20219	800-613-6743
Federal Reserve System member banks (except national banks, and federal branches/agencies of foreign banks)	Federal Reserve Board: Division of Consumer & Community Affairs Washington, DC 20551	202-452-3693
Savings associations and federally chartered savings banks (word “Federal” or initials “F.S.B.” appear in federal institution’s name)	Office of Thrift Supervision: Consumer Complaints Washington, DC 20552	800-842-6929
Federal credit unions (words “Federal Credit Union” appear in institution’s name)	National Credit Union Administration 1775 Duke Street, Alexandria, VA 22314	703-519-4600
State-chartered banks that are not members of the Federal Reserve System	Federal Deposit Insurance Corporation Consumer Response Center, 2345 Grand Avenue, Suite 100 Kansas City, MO 64108-2638	877-275-3342
Air, surface, or rail common carriers regulated by former Civil Aeronautics Board or Interstate Commerce Commission	Department of Transportation, Office of Financial Management Washington, DC 20590	202-366-1306
Activities subject to the Packers and Stockyards Act, 1921	Department of Agriculture: Office of Deputy Administrator – GIPSA Washington, DC 20250	202-720-7051